     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY   , 1999


                                                     REGISTRATION NO. 333-75885

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       TELTRAN INTERNATIONAL GROUP, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                   (4813)                                  11-3172507
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                           ONE PENN PLAZA, SUITE 4632
                            NEW YORK, NEW YORK 10119
                                 (212) 643-1283
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                         OFFICES AND PLACE OF BUSINESS)
                            ------------------------

                           BYRON R. LERNER, PRESIDENT
                           ONE PENN PLAZA, SUITE 4632
                            NEW YORK, NEW YORK 10119
                                 (212) 643-1283
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:
                          MICHAEL D. DIGIOVANNA, ESQ.
                          PARKER DURYEE ROSOFF & HAFT
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 599-0500
                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                               PROPOSED
                                                           MAXIMUM OFFERING         PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE        PRICE PER       MAXIMUM AGGREGATE        AMOUNT OF
             OF SECURITIES                  REGISTERED        SECURITY(2)        OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.001 per
share...................................   8,690,000(1)         1.97(1)          17,119,300(1)         4,759.17(1)
Common Stock, par value $.001 per
share(2)................................   1,948,206(2)        12.75(2)         24,839,626.50(2)       6,905.42(3)
          Totals........................    10,638,206                           41,958,926.50          11,664.59



(1) Included in original SB-2 filing on April 8, 1999 at which time the fee was paid.



(2) Additional shares included in this Amendment 1 to this registration statement on Form SB-2.



(3) Such fee was calculated using a proposed maximum offering price of $12.75 per share which was the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on July 6, 1999.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                             SHARES


                       TELTRAN INTERNATIONAL GROUP, LTD.

                                  COMMON STOCK

                            ------------------------


     Shareholders of Teltran International Group Ltd. named under the caption "Selling Security Holders", from time to time, may offer and sell up to 10,638,206 shares of our common stock.



     INVESTING IN TELTRAN'S COMMON STOCK IS RISKY. SEE "RISK FACTORS P 5"


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Our common stock is quoted on the OTC Electronic Bulletin Board. On
July 6, 1999 the average bid and asked price of the common stock was $12.75 per share.



                  THE DATE OF THIS PROSPECTUS IS        , 1999

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................     3
Risk Factors...............................................................................................     5
Where You Can Find More Information........................................................................     7
Use of Proceeds............................................................................................     7
Capitalization.............................................................................................     7
Selected Financial Data....................................................................................     8
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     9
Market Information.........................................................................................    10
Business...................................................................................................    11
Management.................................................................................................    15
Execution Compensation.....................................................................................    16
Certain Transactions.......................................................................................    18
Principal and Selling Stockholders.........................................................................    18
Plan of Distribution.......................................................................................    20
Description of Securities..................................................................................    21
Legal Matters..............................................................................................    22
Experts....................................................................................................    22
Offering Information.......................................................................................    22

                               PROSPECTUS SUMMARY


     This summary does not contain all of the information that may be important. You should read the detailed information appearing elsewhere in this prospectus.



                                  OUR BUSINESS



     Teltran International Group, Ltd. through our wholly owned subsidiary Teltran International, Inc. is primarily engaged in the international telecommunication business. We were a development stage company until April 1998 when we commenced services for an internet telephony system. In October 1998 we entered into additional arrangements which included the ability to sell internet telephony time. Thus far we have entered into initial agreements for this service and began this service in June 1999.



     We were formerly known as Spectratek Incorporated, and were incorporated in July 1983 in Utah. Teltran Group acquired all of the outstanding shares of International on May 1, 1996, by issuing shares of our common stock in an amount that resulted in the original stockholders of International receiving approximately 66% of the then outstanding shares of the Company. For financial reporting purposes, the transaction was recorded as a recapitalization of International. International is the continuing, surviving, entity for accounting purposes, but Teltran Group is the continuing entity for legal purposes.



     On October 6, 1997, Spectratek was reincorporated in the State of Delaware by merger into its subsidiary Teltran International Group, Ltd.



     References to the "Teltran", "we", "our" or "us", unless otherwise indicated by the context refer to the Teltran International Group, Ltd. and Teltran International, Inc. Our offices are located at One Penn Plaza, New York, New York 10119 and our telephone number is 212-643-1283.


                                 THE OFFERINGS


     The number of shares offered and shares outstanding after the offering as indicated below include:



     o shares subject to outstanding options and warrants which are not presently exercisable



     o The maximum number shares which the Company may require to be purchased by investors pursuant to existing agreements



     o The maximum number shares which should be issued as adjustment to certain investors if the price of our stock should fall.



     The number of shares presently outstanding excludes all of the ahove.



Securities offered by the selling
  stockholders............................  10,638,206 shares of Common Stock.

Common stock outstanding before the
  Offering................................  12,741,318 shares

Common stock to be outstanding after the
  offering................................  16,348,025 shares.

Use of proceeds...........................  Except upon exercise of options we will not receive proceeds. Any such proceeds will be used for working capital purposes.

Symbol for common stock...................  TLTG Our shares are currently listed for trading on the Electronic
                                            Bulletin Board. Application has been made on our behalf to have our stock listed on the American Stock Exchange. There is no assurance that this may be accomplished.

                         SUMMARY FINANCIAL INFORMATION



                                                                         YEAR ENDING             THREE MONTHS
                                                                        DECEMBER 31,           ENDING MARCH 31
                                                                    ---------------------    ---------------------
                                                                      1997        1998         1998        1999
                                                                    --------    ---------    --------    ---------
STATEMENT OF OPERATIONS:
Consolidated revenues............................................   $    -0-    $ 535,197    $ 41,690    $  83,459
Cost of sales....................................................        -0-      244,832          --      122,311
Expenses.........................................................    827,780      709,357     156,145      363,691
Income (loss) from operations....................................   (827,780)    (418,992)   (114,455)    (402,543)
Net income (loss)................................................   (828,244)    (449,339)   (114,843)    (418,788)
Income (loss) per share..........................................   $   (.90)   $    (.06)   $   (.13)   $    (.05)
                                                                    --------    ---------    --------    ---------
Shares used in computing net income (loss) per share.............    915,637    7,697,295     915,637    8,955,146



                                             DECEMBER 31, 1997    DECEMBER 31, 1998    MARCH 31, 1998    MARCH 31, 1999
                                             -----------------    -----------------    --------------    --------------
BALANCE SHEET DATA:
Working capital (deficit).................       $ (81,923)           $(280,880)         $  (97,975)       $   75,789
Total assets..............................          44,137              157,168              82,639           268,214
Total long-term debt......................         260,880                  -0-             359,641             1,245
                                                 ---------            ---------          ----------        ----------
Total stockholders' equity (deficit)......       $(302,312)           $(244,439)         $ (417,155)       $  111,529
                                                 ---------            ---------          ----------        ----------
                                                 ---------            ---------          ----------        ----------

                                  RISK FACTORS



     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this prospectus, the following risk factors should be considered carefully before purchasing the securities offered hereby. You should be in a position to risk the loss of your entire investment.



     WE HAVE INCURRED RECENT LOSSES AND SUCH LOSSES MAY CONTINUE. Until April 1998 Teltran Group was a development stage company and derived no revenues. We sustained net losses of ($828,244) during 1997 and ($449,339) during 1998 and ($418,788) for the quarter ending March 31, 1999 we have an accumulated deficit of ($2,673,283) as at March 31, 1999. There is no assurance that we will be profitable.



     OUR BUSINESS IS VERY DEPENDENT ON OZEMAIL. Commencing in June 1999 we began selling communication time through international internet telephony. We believe our immediate future success will depend upon this business. The prospects of our success must be considered in light of risks, expenses and difficulties frequently encountered by companies in entering into a new line of business. We have entered into an Interconnectivity and Support Agreement with OzEmail which permits us to sell communication time over OzEmail's internet networks. Our agreement with OzEmail expires in May 2002. We believe that revenues from that arrangement will comprise a substantial portion of total revenues. Any termination of, reduction or interruption of these services could have a material adverse affect on our business or financial condition or results of operations.



     OUR REVENUE UNDER NEW ARRANGEMENTS FOR INTERNET TELEPHONY MAY BE POSTPONED DUE TO FACTORS BEYOND OUR CONTROL. To commence an arrangement for the sale of Internet voice telephony we must obtain equipment for the arrangement and complete testing of the voice delivery system to the mutual satisfaction of the calling parties. We must also make appropriate arrangements in every country into which our calls will be sent, including arrangements with the local telephone carrier in such "terminating country" to receive the calls. We have recently experienced delays in commencing our Internet voice telephony service due to the inadequacy of equipment in various terminating countries, the incompatibility of third party equipment that forced us to modify our equipment, and failure on the part of certain terminating countries', local telephone companies to act in a timely fashion or to give us their cooperation. All of these problems were resolved but we believe that we may, in these circumstances, experience delays in timely commencing any arrangements entered into in the future.



     THERE IS A CHANCE TECHNOLOGICAL CHANGES WILL MAKE OUR BUSINESS
OBSOLETE. There can be no assurance that research and discoveries by others will not render our operations noncompetitive or obsolete. Our business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, or that we will be able to successfully address technological the challenges we encounter by entering into alternatives for generating revenues.



     WE FACE STRONG COMPETITION. Currently, we compete with numerous other long distance resellers and providers. We believe our significant competition will be from other independent resellers and providers of competing voice telephony systems. Many of our competitors are significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than we do. Some of these competitors may include large carriers such as AT&T, MCI/WorldCom and Sprint. Still more competition may come from providers of international long distance services such as STAR Telecommunications, Inc., or from corporate alliances that provide wholesale carrier services, such as "Global One". In addition, our affiliate arrangement with OzEmail is non-exclusive. Therefore, OzEmail is free to appoint other affiliates which may result in our facing substantial competition.



     WE MUST RETAIN AND RECRUIT KEY PERSONNEL. Our operations are dependent upon the services of Byron Lerner and James Tubbs. The loss of these individuals could have a material adverse effect on our business. Our success also depends upon our ability to attract and retain highly-skilled management and other personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees, or the loss of current key employees, could materially and adversely affect our business, operating results and financial condition.



     OUR DIRECTORS ENJOY LIMITED LIABILITY. Teltran Group's Certificate of Incorporation provides that a director of Teltran Group will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither Teltran Group nor it's the stockholders will be able to recover damages even if our directors take actions which harm them.



     THE MARKET PRICE OF OUR SHARES AS A TELECOMMUNICATIONS COMPANY IS UNPREDICTABLE. There has been volatility in the market price of securities of telecommunications companies. Future announcements concerning Teltran Group or its competitors, including variations in financial results, changes in general market conditions, governmental regulations or other developments may have a significant impact on the market price of our common stock and could cause the market price of our common stock to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of each of the Company's securities, regardless of our actual performance.



     OUR BOARD CAN ISSUE PREFERRED STOCK IN ITS DISCRETION. Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock with designation, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.



     OUR BUSINESS IS SUBJECT TO RISKS BEYOND OUR CONTROL. We believe we will generate a substantial portion of our revenues by providing international telecommunications services to our customers on a wholesale basis. The international nature of our operations involves certain risks, such as changes in U.S. and foreign government regulations and telecommunications standards, dependence on foreign partners, tariffs, taxes and other trade barriers, economic downturns and political instability in foreign countries. Our business could also be adversely affected by a reversal in the current trend toward deregulation.



     THERE ARE SEVERAL FACTORS WHICH INFLUENCE OPERATING RESULTS, INCLUDING REVENUES, COSTS AND MARGINS. Our revenues, costs and expenses may fluctuate in the future as a result of numerous factors. Our revenues in any given period can vary due to factors such as call volume fluctuations, particularly in regions with relatively high per minute rates; the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; and financial difficulties of major customers; pricing pressure resulting from increased competition. Technical difficulties or failures of portions of the OzEmail system may impact our ability to provide service to our customers by preventing us from delivering call traffic. Additionally, technical difficulties with the network may cause loss.



     GOVERNMENT REGULATIONS COULD POTENTIALLY ADVERSELY EFFECT OUR
BUSINESS. Our business is subject to various U.S. and foreign laws, regulations, agency actions and court decisions. Our U.S. international telecommunications service offerings are subject to regulation by the FCC. The FCC requires international carriers to obtain authorizations under Section 214 of the Communications Act of 1934, as amended, prior to acquiring international facilities by purchase or lease, or providing international service to the public. We have obtained the necessary licensure to conduct our business. We may be adversely affected by regulations of foreign governments as we seek to establish OzEmail affiliates outside of the United States. Foreign regulations may also affect affiliates which complete calls on behalf of our clients.



     WE MAY BE UNABLE TO DECLARE DIVIDENDS.   While we have adopted a policy to
pay semiannual dividends, there is no assurance we will be able to do so in the future. See "Dividend Policy."



     NO ASSURANCE OF ACTIVE MARKET. Our common stock is quoted on the OTC Bulletin Board. There can be no assurance that an active market in the Common Stock will develop. In the absence of an active public trading market, you may be unable to liquidate your investment.



     FORWARD LOOKING INFORMATION MAY NOT BE REALIZED.   To the extent that the
information presented in this prospectus discusses financial projections, information or expectations about our products or markets, or otherwise makes statements about future events, such statements are forward-looking. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others:



     o The acceptance of our telephonic products and services by consumers;



     o price pressures and other competitive factors leading to a decrease in anticipated revenues and gross profit margins;



     o the establishment and continuation of relationships with local telephone carriers Internet service providers and other third parties upon whom our business depends;



     o a downturn in general economic conditions; and



     o a change in regulations.



                      WHERE YOU CAN FIND MORE INFORMATION



     The Company recently became obligated to file annual, quarterly and special reports, proxy statements, and other information with the SEC. We anticipate our first filing will be the quarterly report for the quarter ended March 31, 1999. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our periodic reports, proxy statements, and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC 20006.



     You may obtain a copy of any of our future filings, without charge, by writing or calling us at:



              Teltran International Group, Ltd.
              One Penn Plaza, Suite 4632
              New York, NY 10019
              (212) 643-1283



     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.



                                USE OF PROCEEDS



     We will not receive proceeds from the sale of the shares offered hereby. Any proceeds received upon exercise of warrants or options will be utilized as working capital.


                                 CAPITALIZATION


     The following table sets forth our actual capitalization at March 31, 1999. This section should be read in conjunction with our financial statements and related notes appearing elsewhere in this Prospectus.



  Preferred Stock, $.001 par value; 5,000,000 shares authorized; none issued
     and outstanding.....................................................................            --
  Common Stock, $.001 par value; 50,000,000 shares, authorized; 9,679,828 shares issued
     and outstanding.....................................................................   $     9,679
  Additional paid-in capital.............................................................     2,775,133
  Accumulated deficit....................................................................    (2,673,283)
                                                                                            -----------
  Total stockholders' equity.............................................................   $   111,529
                                                                                            -----------
                                                                                            -----------


------------------


The above information does not reflect



o the issuance of shares upon exercise of options or warrants



o the five percent stock dividend to be issued to stockholders of record as of June 3, 1999



o shares which were issued subsequent to March 31, 1999



o additional shares which may be issued to private placement purchasers after the effective date of this prospectus or as a result of any adjustment to the purchase price paid by these investors.

                            SELECTED FINANCIAL DATA


     The following selected financial is derived from our audited financial statements.



     You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company which are included elsewhere herein.



                                                                YEAR ENDING DECEMBER                  THREE MONTHS
                                                                         31,                        ENDING MARCH 31,
                                                               -----------------------    ------------------------------------
                                                                 1997          1998           1998                1999
                                                               ---------    ----------    ----------------    ----------------
STATEMENT OF OPERATIONS:
Consolidated revenues.......................................   $      --    $  535,197       $   41,690          $   83,459
Cost of sales...............................................          --       244,832               --             122,311
Expenses....................................................     827,780       709,357          156,145             363,691
Income (loss) from operations...............................    (827,780)     (418,992)        (114,455)           (402,543)
Net income (loss)...........................................    (828,244)     (449,339)        (114,843)           (418,788)
Income (loss) per share(1)..................................   $   (0.90)   $    (0.06)      $    (0.13)         $    (0.05)
                                                               ---------    ----------       ----------          ----------
Shares used in computing net income (loss) per share........     915,637     7,697,295          915,637           8,955,146



                                             DECEMBER 31, 1997    DECEMBER 31, 1998    MARCH 31, 1998    MARCH 31, 1999
                                             -----------------    -----------------    --------------    --------------
BALANCE SHEET DATA:
Working capital (deficit).................       $ (81,923)           $(280,880)         $  (97,975)        $ 75,789
Total assets..............................          44,137              157,168              82,639          268,214
Total long-term debt......................         260,880                   --             359,641            1,245
                                                 ---------            ---------          ----------         --------
Total stockholders' equity (deficit)......       $(302,312)           $(244,439)         $ (417,155)        $111,529
                                                 ---------            ---------          ----------         --------
                                                 ---------            ---------          ----------         --------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.



GENERAL



     Prior to April 1998 we were essentially a start-up venture. During 1998 most of our revenues were derived from acting as an OzEmail refile hub in the United States. During 1999 these revenues were diminishing and we devoted our efforts to promoting our affiliate arrangements with OzEmail as well as establishing businesses for our web portal. Therefore comparisons between 1998 and 1999 will be of limited value.



     During the balance of 1999 and early 2000 our Plan of Operation is to:



          o enter into and implement arrangements to provide wholesale customers in the United States with Internet telephony over the OzEmail system. We have already entered into three agreements to provide such services, two of which commenced in June and the third is scheduled to commence in July 1999. We are negotiating additional similar arrangements. Each of these arrangements requires us to expend money for equipment purchases and the payment of various fees.



          o seek to enter into arrangements to become an affiliate of OzEmail in additional countries. This, among other things, will enable us to provide economic services from the United States to those countries and participate in revenues on both ends of a call. We have received OzEmail's permission to establish affiliates in Bangladesh, Pakistan and Israel. We are seeking to finalize our arrangement in Pakistan. We are also negotiating to acquire an entity in England which will enable us to become an affiliate in the United Kingdom and Ireland.



          o develop our portal and provide other related businesses utilizing our portal. These including offering advertising on the Internet developing additional sales affiliate arrangements on the Internet. We also plan through our proposed joint venture to operate a website for the sale of music.



          o continue to augment other aspects of our telecommunications business as well.



     We cannot assure you that we will be able to successfully implement our plan.



THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)



     Our revenues were approximately $83,459 for the first quarter of 1999 while the Company had revenues of approximately $41,690 in the comparable quarter in 1998. This increase was due to our generation of sales of our services as an affiliate in the OzEmail system.



     In spite of increased sales, we incurred net losses of ($418,788) in the first quarter of 1999 which was an increase from the net loss of ($114,843) in the first quarter of 1998. The increase was primarily due to an increase in salaries, professional and other expenses which were associated with the OzEmail affiliate business. Unless we obtain additional customers, or otherwise expand our revenue base, our accounts receivable and revenues may be concentrated with one or two customers.



YEAR ENDED 1998 COMPARED TO YEAR ENDED 1997



     Our revenues were approximately $535,000 for 1998 while we received no revenues in 1997. Over 70% of our revenues in 1998 were derived from OzEmail for acting as a refile hub. Revenues to be derived from this activity will decline in 1999.



     Our operating expenses during 1998 were approximately $709,400 compared to approximately $827,800 during the prior year. The reduced expenses were primarily attributable to a decline in salary expense in 1998 resulting from a reduction in staff.

     Since we did not commence income producing operations until 1998, we do not believe that either 1997 or 1998 are any indication of our future operations. We anticipate that the year 1999 will be the first full year of operations and that our revenues will be derived from businesses not conducted in 1998.



     Our monthly charges for the balance of the year under new agreements will exceed all our revenues earned in 1998. Based on these agreements and other activities we believe that we will have substantially increased revenues in 1999 as we begin to derive revenues from our voice telephony operations.



LIQUIDITY



     We had a working capital of approximately $75,700 as at March 31, 1999 compared to a negative working capital of approximately ($98,000) as at March 31, 1998. The increase was primarily attributable to increased reduction of debt resulting from conversion of debt in 1999. Also during 1998 we financed a portion of our receivables through a factoring arrangement. Since
December 31, 1998 we received gross proceeds of $650,000 from the sale of convertible notes and exercise of warrants. All the notes have been converted into equity and we have been able to repay and terminate our factoring arrangement. In June 1999 we completed a private placement of shares of Common Stock and received approximately $1,240,000. Upon effectiveness of this registration statement and in the absence of adverse changes these purchasers are obligated to pay us another $400,000 for additional shares.



     At the present time we are aware of only two possible substantial capital expenditures. We may have to purchase VINs at $9,000 per VIN to enable us to perform future affiliate arrangements. All affiliate arrangements require us to pay fees to connect various segments of the call. We also may have to contribute up to $300,000 as our contribution to the proposed joint venture with Antra Music Group.



     Additional funds may be required when we form joint ventures to establish foreign OzEmail affiliations and to pay for salaries under employment agreements with management. We believe funds obtained and to be obtained from the sale of shares and cash flow from operations will be sufficient for working capital purposes until June 30, 1999.



                               MARKET INFORMATION



     Our Common Stock is currently quoted on the OTC Bulletin Board under the symbol "TLTG."



     Set forth below are the high and low closing bid quotations for our Common Stock for the periods indicated as reflected on the electronic bulletin board. Such quotations reflect interdealer prices without retail mark-up, mark-down or commissions, and may not reflect actual transactions.



PERIOD                                                HIGH        LOW
------                                               ------      ------
March 31, 1999.....................................  $2.597      $ .597
March 31, 1998.....................................    3.13       .4325
June 30, 1998......................................    2.94        1.88
September 30, 1998.................................    1.00         .75
December 31, 1998..................................    1.19       .4325
March 31, 1997.....................................     .65         .40
June 30, 1997......................................     .33         .22
September 30, 1997.................................     .18         .11
December 31, 1997..................................    .125        .125



     As of June 15, 1999, there were approximately 246 recordholders of our common stock, although we believe that there are more than five hundred beneficial owners of our common stock.



     We plan to retain most future earnings for use in our business. Nevertheless we have adapted a semiannual dividend policy to make a distribution to holders of record as at the end of March 31, and September 30. Payment of dividends is within the discretion of our Board of Directors and will depend, among other factors, upon our earnings, financial condition and capital requirements.

                                    BUSINESS

INTRODUCTION GENERAL


     Since 1998 our primary business is acting as a seller of telecommunications time. In 1999 we began operations of an Internet portal. Prior to 1998 we were engaged in attempts to develop our business and did not receive any significant revenues.



INDUSTRY BACKGROUND



     During the last fifteen years international telecommunications have changed dramatically. Deregulation has resulted in the end of monopolies and a proliferation of competitors. In addition, international agreements among most industrial nations have opened telecommunication markets to competition and foreign ownership. At the same time technology changed adding to the overall efficiency of telecommunication services and increasing capacity and the quality of sound dramatically. These factors have also combined to reduce costs significantly. With the advent of new technology came the development of new methods of completing calls and reducing costs. One of the most prominent methods is called refiling, which is the routing of calls from country A to country B for termination in country C. Because of the above mentioned changes, the rates charged callers using re-filed calls among the three countries is less than the rate they would otherwise pay for a connection directly between country A and country C.



     Re-filing is typically achieved through a series of resale arrangements among carriers often involving the wholesale purchase of services on a per-minute basis by one long distance provider from another. A single international call may pass through the facilities of multiple long distance carriers and resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call--i.e., connects it to a local telephone user. Re-filing has caused the emergence of alternative international providers that rely, at least in part, on transmission services acquired on a wholesale basis from other long distance providers. These international providers include entities whose business is purely to act as a reseller with no independent system to originate or terminate calls and no equipment except the connection of the resellers source of telecommunication's time to its customer.



     The advent and proliferation of Internet Protocol, the computer language protocol used to transmit data over the Internet and manage networks, has added to the options available for international telephone service. Internet Telephony uses Internet Protocol and voice messaging equipment, or gateways, to receive voice messages, convert them into digital data packets, transmit them over the Internet at high speeds and retranslate them back into voice messages with digital clarity at the call receiver's end. The Internet Telephony industry began in 1995, when experienced Internet users began to transfer voice messages from one PC to another. Subsequently, software was introduced which allowed PC users to place international calls via the Internet to other PC users for the price of a local call. Initially, the growth of Internet Telephony was constrained due to the poor sound quality of the calls and because calls were mainly limited to those placed from one PC to another. However, as the industry has grown, substantial improvements have been made. New software has substantially reduced delays and improved voice quality. The use of private networks or Intranets to transmit calls as an alternative to the public Internet also helped to alleviate capacity problems. Developments in hardware, software and networks are expected to continue to improve the quality and viability of Internet telephony.



     Internet Telephony provides customers with substantial savings compared to conventional long distance calls, because the total cost of an Internet telephone call is based on the local calls to and from the gateways of the respective Internet providers, thereby bypassing the international settlements process which requires utilizing the more expensive transoceanic fiber networks of traditional carriers.



BUSINESS HISTORY



     Initially we intended to concentrate our efforts on establishing and operating a global messaging business. Pursuant to that strategy we intended to provide our customers with a universal mailbox and a platform that was capable of generating multimedia broadcasts of messages and documents received by the client. In other words, the messages could be faxed or otherwise delivered to various locations within the enterprise. As an adjunct to our global messaging service we also intended to provide enhanced fax services including fax broadcasting. We postponed our efforts to provide global messaging services because of our then inability to obtain financing for equipment and due to the new opportunities in the industry presented by Internet telephony. We derived insignificant revenues from the provision of global messaging services for clients through April 1998. After April 1998, we focused our efforts on exploiting opportunities in Internet telephony and derived revenues providing services as a refile hub for OzEmail Interline Pty, Limited ("OzEmail"). OzEmail is a subsidiary of OzEmail Limited, a major internet provider in Australia.



THE OZEMAIL SYSTEM



     OzEmail has assembled a consortium of companies in various countries as affiliates to establish an Internet network for the transmission and receipt of its "Voice Over Internet Protocol" service worldwide--OzEmail's version of Internet telephony. OzEmail developed proprietary hardware and software technology utilized in the transmission, routing and connecting of communications, including voice telephony, fax and other transmissions, through the Internet system and other conventional systems as public switched networks. The proprietary hardware consists of equipment known as a voice interface node or VIN. The VIN contains OzEmail's proprietary software and is installed for the receipt of the voice transmission, its conversion to digital data and routing over the Internet. The VIN is also utilized to reconnect the digital data to voice transmission on receipt. The equipment is also called a gateway.



     OzEmail has licensed the proprietary software and VINs and other trade secrets to provide or establish a network in the country in which the provider or affiliate is located. OzEmail joins the providers in various countries to provide international service. Each provider furnishes termination service in its territory enabling providers in other countries to route the calls to the local provider which in turn terminates their calls in the territory over conventional public switched telephone networks. The provider receives a termination fee. The provider is required to market the OzEmail service in its territory offering origination calling services through OzEmail systems. The local provider is required to pay a fee to OzEmail for all international services of provider's customers routed through the OzEmail network. The heart of the system is the VIN, each of which is capable of handling a fixed number of calls. Each provider is required to purchase sufficient VINs from OzEmail to service its customers. As a VIN can only handle a finite number of calls, several VINs may be required for each customer. Generally, the customer of the provider is a telecom wholesaler or a pre-paid calling card service calling center or other entity seeking to provide international calling to its customers.



     Basically, the client of the provider's customers originate a local call through the Internet which connects to a VIN which transmits the call over Internet protocol to a VIN of a provider located in the foreign country. The call is then connected to the domestic local telephone network. All the calls are processed by the control node of OzEmail which is also used for billing, rating and verification purposes. If no provider has been appointed in the country of destination, the call will be routed through a refile provider in a third country for the least expensive routing.



OZEMAIL/TELTRAN



     In 1998 we were appointed as a refile hub for OzEmail in the United States for calls terminating in countries without OzEmail affiliates. As a refile hub, we received calls for the OzEmail system and directed them through the least expensive routing to countries which have no OzEmail Internet termination. We derived revenues from this activity in 1998 but believe this source will decline as OzEmail obtains a greater number of countries with affiliates where calls can be completed entirely through the OzEmail network without the necessity of re-filing. In October 1998 we were appointed a non-exclusive OzEmail affiliate in the United States. This enables us to sell international voice telephone availability through the OzEmail Internet system utilizing OzEmail technology and protocols. In such capacity, called an Internet Telephony Service Provider ("ITSP"), our main focus has been the wholesaling of Internet Telephony capacity from North America to other locations around the world within the OzEmail network. OzEmail requires its affiliates to purchase a sufficient number of VINs to provide their services and to test them over a period of several weeks to determine the quality of service to the particular destination. Generally VINs cost an average of $9,000 each. We have purchased twelve VINs for an aggregate cost of $108,000 to service our existing clients. All are installed at a technical facility operated by an unaffiliated party located close to our office in New York City. Prior to June 1999 we did not derive significant revenues from our affiliate operations. We entered into arrangements prior to June 1999 to provide services to Netherlands Antilles and South Africa. It took us or our client a substantial period of time to complete testing, obtain compatible equipment and software and complete arrangements with local telephone companies. In June 1999 the Company began service to Netherlands Antilles and South Africa. Additional services are to commence to these countries in July 1999. As an affiliate, we also provide termination services in the United States. Service began in April 1999. Up to June 1999 we derived little or no revenues from this service. We have also, subject to final approval of contracts, received permission from OzEmail to act as an affiliate in Pakistan, Israel, Bangladesh and the United Kingdom. This will enable us to originate calls over the OzEmail System in the United States and complete the call itself in these countries. This will provide us with the ability to receive revenues from both ends of a call. In most instances we contemplate entering into arrangements with a local partner to implement foreign affiliate arrangements.



OZEMAIL AGREEMENTS



     Our affiliate arrangements consist of two, three-year agreements each expiring May 19, 2002. The Interconnectivity and Support Agreement enlists us, as a non-exclusive affiliate into OzEmail's international consortium of companies. As an affiliate, we are authorized to operate the OzEmail system in the United States and to transmit Internet telephony calls worldwide over OzEmail's interconnected systems. We must purchase the necessary VINs from OzEmail to provide the service and are also obligated to provide termination services for a fee for the benefit of providers or affiliates in other countries. The Agreement provides for fees payable to OzEmail by us, for calls originating through us, and by OzEmail to us for termination services. The USA Intellectual Property License Agreement grants us a non-exclusive license for three years to use OzEmail's software, hardware, intellectual property, advertising/promotional material, etc. to perform services under the Interconnectivity and Support Agreement. This Agreement requires us to pay royalties to OzEmail based on the services performed as an affiliate. We also entered into a Telecommunications Service Agreement permitting us to act as an OzEmail refile hub. This agreement expires in October 2000 unless terminated sooner.



GOVERNMENT REGULATION



     We are licensed as an international reseller pursuant to Section 214 of the Federal Communication Act. This regulation does not impose significant restrictions on our daily operations. We however are also affected by foreign regulators or foreign government owned telephone systems. We or our affiliates may be required to obtain permission in connection with our client contracts. We will also be subject to foreign regulation if we are able to establish affiliates in foreign countries.



MARKETING/CUSTOMERS



     We will market our resale service as part of the OzEmail network to other carriers, wholesalers, call centers, international phone card providers and others. During 1998 our principal customer was OzEmail pursuant to the refile arrangement. During 1998 we received approximately 79.3% of its revenues from OzEmail. We do not anticipate that we will derive significant refile revenues from OzEmail in the future. As a result of resale arrangements entered into by us, we do not believe we are dependent upon OzEmail as a refile customer. We derived 17.1% of our revenues in 1998 from Telecom 2000 for providing it with domestic long distance capacity. This arrangement has terminated.



     We market our service through our executive officers, one of whom is the Vice President of Sales and Marketing. We have also entered into non-exclusive arrangements with agents who will receive a commission from the revenues generated any of our customers introduced by an agent.



COMPETITION



     Currently, we compete with numerous other long distance resellers and providers. We believe our significant competition will be independent resellers and providers including providers of competing voice telephony systems. Other competitors may include large carriers such as AT&T, MCI/WorldCom and Sprint, as well as other providers of international long distance services such as STAR Telecommunications, Inc., and corporate alliances that provide wholesale carrier services, such as "Global One". In addition, we have a non-exclusive affiliate arrangement with OzEmail, therefore OzEmail is free to appoint other affiliates which may result our facing substantial competition from within the OzEmail system. Many of our competitors are likely to be significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than we do.



     We compete for customers in the telecommunications markets primarily based on price and, to a lesser extent, the type and quality of service offered. Increased competition could force us to reduce its prices and profit margins if its competitors are able to procure rates or enter into service agreements that are comparable to or better than those we obtain, or are able to offer other incentives to existing and potential customers.



EMPLOYEES



     We have six full-time employees, five of whom are engaged in executive and technical functions and one of whom is a clerical employee. We also employ a bookkeeper on a part-time basis. We also utilize consultants.



TECHNICAL FACILITY



     We have an oral arrangement with an unaffiliated party pursuant to which our technical equipment is housed and maintained at this party's facility in New York City located on the same block as the Company's headquarters. All equipment, connections and telephone lines between us and our customers and overseas providers are located at this facility. We utilize the owner's switches to effect these connections.



OMNICOM



     In May 1999 we acquired all the shares of Omni Communications, Inc. "Omnicom" is an authorized agent of UniDial Communications, which operates as an independent network of telecommunications resellers. We believe this acquisition will increase our capacity to deliver telecommunications services to our customers.



INTERNET PORTAL



     Because it presented an opportunity which could be accomplished inexpensively, in February 1999 we instituted a web portal. A portal is a website which enables the user to access various other web sites without multiple steps thereby saving the user time. We believe that maintaining an Internet portal will assist us in establishing a presence as an Internet service provider. While maintaining a website is not related to our Internet telephony business, we believe creating an Internet environment will enhance the brand recognition of the "Teltran" name and could potentially establish us as a well regarded Internet brand. Our Internet portal contains direct links to many commerce sites, including Amazon.com the Internet bookseller. Recently, we provided access to brokerage firms through the portal and anticipate receiving payment from brokerage firms utilizing this service based on customers' business introduced to the brokerage firm through the portal. We have affiliate arrangements with retailers pursuant to which we will receive a percentage of revenues generated by consumers accessing the site through our portal. We propose to sell advertising on our website if the "hits" or number of times the website is visited exceeds 1,000,000 hits (per month). Based on daily hits of over 35,000 by the end of June we have determined to offer advertisements on our portal commencing in the third quarter. We believe, therefore, we will achieve the proposed number of "hits" by late summer or early fall.



     We are also engaged in additional activity through its web portal. We are finalizing an arrangement with Antra Music Group Ltd., a subsidiary of a principal shareholder, to establish a website for the sale of music. Initially this website will be utilized as a vehicle to sell records belonging to an unaffiliated third party.



                            DESCRIPTION OF PROPERTY



     Our executive offices are located at One Penn Plaza, New York, New York 10119, where it leases approximately 2,400 square feet pursuant to a lease that expires on February 28, 2003. The annual base rental for this space is approximately $90,000.

     Our telecommunication equipment is located and maintained at a separate facility owned by a third party in New York City near our offices.


                               LEGAL PROCEEDINGS


     In June 1999 an action was commenced against us in the United States District Court for the Southern District of New York. The plaintiffs claim that they suffered damages as a result of alleged fraudulent and negligent misrepresentations made in 1996 concerning the Company's prospects. We did not believe we have any liability to the plaintiffs and will vigorously defend this action. Our Company is not aware of any legal proceedings, or pending legal proceedings, to which we are party or to which our property is subject. A claim however has been made by a corporation for $304,000 representing amounts advanced on our behalf to a potential reseller of telecommunications time to us. Such amount was to be held in escrow until commencement of the contract between ourselves and the reseller by an agent appointed by the potential reseller. The contract was aborted and the escrow agent failed to return the escrow funds. The claimant has requested the payment of the amount advanced with interest and alternately a participation in revenues which it believed arose from the relationship with the reseller. The claimant has failed to respond to our communications for the past several months.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS




Our directors and executive officers are:



             NAME                AGE                                    POSITION
             ----                ---                                    --------
Byron R. Lerner...............   55    President, Chief Executive Officer and Director
James E. Tubbs................   39    Executive Vice President, Chief Operating Officer and Director
Peter Biagioli................   39    Vice president of Sales and Marketing
Martin Miller.................   58    Director


     Byron R. Lerner has been Chief Executive Officer and President of the Company since June 1997 and a director of the Company since May 1996.
Mr. Lerner was Chief Financial Officer of the Company between May 1996 and June 1997. Between 1993 and 1995, Mr. Lerner was president of International of GlobalCom, a firm he founded which engaged in the resale of domestic and international long distance phone time. From 1990 to 1993 Mr. Lerner was president of L&S Communications, a reseller of domestic and international long distance telephone time.

     James E. Tubbs has been Executive Vice President and a director of the Company since May 1996. Between 1994 and 1995, Mr. Tubbs was President of OmniCom, a reseller of UniDial. From 1984 through May 1996 he was employed as an executive in various entities controlled by Brent Musburger, the sports broadcaster. Simultaneously Mr. Tubbs was employed in various capacities as an executive in sports and entertainment matters by the networks which engaged
Mr. Musburger.

     Peter Biagioli has been Vice President of Sales and Marketing of the Company since 1997. From February 1988 to January 1997 Mr. Biagioli was Vice President of Worldwide Commercial Development for the Worldwide Manifest Division TNT Express. During the period November 1982 to January 1988 he was employed by Avis Rent A Car System Inc. and was a Regional Sales Manager for the New York Metropolitan market.

     Martin Miller has been a director of the Company since November 1995.
Mr. Miller, for the past five years, has been a manager of corporate finance for Millport Ltd., presently a Bahamian based advisor of foreign investors.

                             EXECUTIVE COMPENSATION


     Information in this section is retroactively adjusted to reflect the five percent stock dividend to holders of record on June 3, 1999.



     The compensation paid to our Chief Executive Officer during the fiscal year ending December 31, 1998 is set forth below. No other executive officer's compensation exceeded $100,000 during such year.


                           Summary Compensation Table


                                                                                                    LONG TERM
                                                                                               COMPENSATION AWARDS
                                                                                               -------------------
                                                                                                  SECURITIES
                       NAME AND PRINCIPAL POSITION                          YEAR    SALARY     UNDERLYING OPTIONS
                       ---------------------------                          ----    -------    -------------------
Byron E. Lerner                                                             1998    $88,000       472,500 shares
  President and Chief Executive Officer..................................   1997     37,500


     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Option Plan


     We have adopted a 1998 Stock Option Plan for our officers, employees and consultants and for those of any of our subsidiaries. The option plan authorizes the grant of options to purchase 3,150,000 shares of our common stock all of which have been issued. As of May 31, 1999 options to purchase 1,975,000 shares of common stock were outstanding and options to purchase 1,025,000 shares of common stock were available for grant.



     The option plan is administered by the board of directors. In general, the board, or a committee thereof, will select the persons to whom options will be granted and will determine, subject to the terms of the option plan, the number, the exercise period and other provisions of such options. The options granted under the option plan will be exercisable in such installments as may be provided in the grant.



     Options granted to employees may be either incentive stock options or ISOs under the Internal Revenue Code or non ISOs. The board may determine the exercise price provided that, in the case of ISOs, such price may not be less than 100% or 110% in the case of ISOs granted to holders of 10% of the voting power of our stock) of the fair market value of our common stock at the date of grant. The aggregate fair market value determined at time of option grant of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.



     The options are evidenced by a written agreement containing the above terms and such other terms and conditions consistent with the option plan as the Board of Directors may impose. Each option, unless sooner terminated, shall expire no later than ten (10) years (five years in the case of ISOs granted to holders of 10% of the voting power of our stock) from the date of the grant, as the Board of Directors may determine. The Board of Directors has the right to amend, suspend or terminate the option plan at any time, provided, however, that unless ratified by our stockholders no amendment or change in the option plan will be effective for limited matters including increase in the total number of shares which may be issued under the option plan or extending the term of the option plan.

                      OPTIONS GRANTED IN LAST FISCAL YEAR


                                                           NUMBER OF SHARES
                                                       UNDERLYING OPTION GRANT    EXERCISE PRICE    EXPIRATION DATE
                                                       -----------------------    --------------    ----------------
Byron Lerner........................................           210,000                $  .36        December 8, 2008
                                                                87,501                  1.66        December 8, 2008
                                                                87,500                  2.85        December 8, 2008
                                                                87,500                  4.75        December 8, 2008

James Tubbs.........................................           210,000                $  .36        December 8, 2008
                                                                87,501                  1.66        December 8, 2008
                                                                87,500                  2.85        December 8, 2008
                                                                87,500                  4.75        December 8, 2008



                         AGGREGATED OPTION EXERCISES IN
                        LAST FISCAL YEAR AND FISCAL YEAR
                               END OPTION VALUES



     The table below provides information concerning stock option exercises during the fiscal year ended December 31, 1998 and the value of unexercised options at the end of that fiscal year.



                         AGGREGATED OPTION EXERCISES IN
                        LAST FISCAL YEAR AND FISCAL YEAR
                               END OPTION VALUES




                                                                   NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED IN
                                                                      UNEXERCISED OPTIONS AT           THE MONEY OPTIONS
                                         SHARES                          FISCAL YEAR END           --------------------------
                                        ACQUIRED ON    VALUE       ----------------------------                      NON
NAME                                    EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    EXERCISABLE
----                                    -----------    --------    -----------    -------------    -----------    -----------
Byron Lerner.........................       None         None          None          472,500           None         $29,000



     The value of the in-the-money options is based on the market price of our common stock on December 31, 1998.



     On January 31, 1999 we issued options to purchase an additional 834,750 shares of common stock at $.56 per share exercisable immediately. Of these options 262,500 were issued to each of Messrs. Lerner and Tubbs and Martin Miller, one of our directors. In May 1999 we granted options to purchase an additional 1,050,000 shares of our common stock at $3.85 per share. Of these, options to purchase 262,500 shares were issued to each of Byron Lerner, James Tubbs and Martin Miller. All the options granted in 1999 vested immediately.


EMPLOYMENT AGREEMENTS


     We have entered into an employment agreement with Byron Lerner to serve as our president and chief executive officer. The agreement is for a term of 37 months commencing March 1, 1999 and unless notice of non renewal is given at the end of first thirteen months or any year thereafter, the term of the agreement is extended for an additional year period. Mr. Lerner is to receive a base annual salary of $150,000 until August 1999 when the salary increases to $180,000. Starting in the second year of the agreement on April 1, 2000 the salary increases to $189,000 or $200,000 if the net income as defined in the agreement is at least $200,000. The salary increases thereafter at the rate of ten percent per annum. The agreement provides for a bonus pool which shall be equal to 15% of net income as defined in the agreement of which Mr. Lerner will receive a maximum of six (6%) of such pool. Mr. James Tubbs, a vice president, and chief operating officer has entered into an identical agreement with us.

CERTAIN TRANSACTIONS



     Information in this section is retroactively adjusted to reflect the five percent stock dividend to holders of record on June 3, 1999.



     All information in this section reflects our 5% stockholders dividends to recordholders as of June 3, 1999. During and prior to 1998 an affiliate of Byron Lerner and James Tubbs each advanced $50,000 to us. In 1998 all these advances were converted into 525,000 shares of our common stock. All these advances were interest free. Mr. Lerner has advanced approximately an additional $13,000 to the Company in 1998 and received an additional 68,250 shares of common stock.



     In April 1999, we and Antra Holding Group Inc. exchanged shares of our respective company's shares. We own 2,000,000 shares of Antra's common stock and Antra owns 2,100,000 shares of our common stock. Antra is a public company engaged through subsidiaries in the music business. As a result of the transaction Antra may be deemed a principal stockholder of the Company.



     We have entered into an agreement with Antra which requires an adjustment in the shares delivered in connection with the above described exchange. If on the first business day of the year 2000 either Antra's shares or our shares are trading less than 20% below the market price of the other parties' shares, the party whose shares are trading lower must issue additional shares to the other party.



     We are also completing arrangements to form a joint venture corporation with a subsidiary of Antra to market records with Antra through a website to be established on the Internet using our portal. This new corporation will be owned equally by Antra and ourselves and we each will be equally responsible for funding, and share equally in losses and profits. This venture initially will market records owned by an independent third party.



     As of May 1999 we acquired all the shares of Omni Communications Inc. This company is an authorized agent of UniDial Communications, which operates as an independent network of telecommunications resellers. Mr. James Tubbs received 105,000 of common shares of the Company. Mr. Tubbs is an officer and director of our company.


                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of June 15, 1999, information concerning the beneficial ownership of the Company's Common Stock and as adjusted by any sale by



     o each person who beneficially owns more than five percent of our outstanding Common Stock,



     o each of our directors,



     o each of the executive officers named in the Summary Compensation Table,



     o all our directors and executive officers as a group and



     o each selling stockholder:



     Information in the table and footnotes reflects our recent 5% stockholders dividend to holders of record on June 3, 1999. Share ownership includes both shares beneficially owned and shares a person has the right to acquire pursuant to any option or warrant which is presently exercisable or which may be exercised within sixty days. In the case of the ownership of holders who are not officers or directors or 5% owners, the table may not include free trading shares which the holders may acquire.



                                                  BEFORE THE OFFERING                           AFTER THE OFFERING
                                              ---------------------------                 ------------------------------
                                                SHARES        PERCENT OF                    SHARES        PERCENT OF
          IDENTITY OF STOCKHOLDER             BENEFICIALLY      SHARES        SHARES      BENEFICIALLY     SHARES
                 OR GROUP                        OWNED        OUTSTANDING     OFFERED      OWNED(3)       OUTSTANDING(3)
          -----------------------             ------------    -----------    ---------    ------------    --------------
Byron Lerner...............................     1,139,600        8.4%        1,052,100(1)     262,500           1.6%
James Tubbs................................     1,179,501        8.7           992,001(1)     362,500           2.2
Martin Miller..............................       513,000        3.9           265,500        262,500           1.6
Peter Biagioli.............................       252,000        1.9           147,000(1)     105,000           .64
Mitchell Hershkowitz.......................       168,000        1.3            63,000(1)     105,000           .64
Michael Neville............................       105,000        0.82          105,000(1)          --            --
Darrell Lerner.............................       105,000        0.82           26,250         78,750          0.47
Broadford Limited..........................       219,450        1.7           219,450             --            --
Staffin Limited............................       219,450        1.7           219,450             --            --
Southern Provinces, Ltd. ..................       219,450        1.7           219,450             --            --
Fir Enterprises Limited....................       341,250        2.7           341,250             --            --
Percival Investments Ltd. .................       341,250        2.7           341,250             --            --
Birch Enterprises Limited..................       341,250        2.7           341,250             --            --
World Telecom Ltd. ........................       341,250        2.7           341,250             --            --
Calgary Limited............................       315,000        2.5           315,000             --            --
Montaque Securities International Ltd. ....       267,488        2.1           267,488             --            --
Sumburgh Limited...........................       219,450        1.7           219,450             --            --
Salen Limited..............................       288,750        2.3           288,750             --            --
Coastal Provinces Ltd. ....................       262,500        2.1           262,500             --            --
Aran Limited...............................       166,950        1.3           166,950             --            --
Callanish Limited..........................       315,000        2.5           315,000             --            --
Carbost Limited............................       341,250        2.7           341,250             --            --
Carlowey Limited...........................       341,250        2.7           341,250             --            --
Craignure Limited..........................       210,000        1.6           210,000             --            --
Sleat Limited..............................       204,750        1.6           204,750             --            --
Newco Management Services Ltd. ............       210,000        1.6           210,000             --            --
Brodick Limited............................       341,250        2.7           341,250             --            --
Austost Anstalt Schaan(2)..................       312,500        2.4           312,500             --            --
Balmore Funds S.A.(2)(3) ..................     1,118,980        8.1         1,118,980             --            --
Nesher, Inc.(2) ...........................        50,000        0.40           50,000             --            --
United Securities..........................        37,500        0.30           37,500             --            --
Berkeley Group Ltd.(2) ....................       100,000        0.80          100,000             --            --
Libra Finance S.A.(3) .....................        21,560         .16           21,560             --            --
J. Hayut(3)................................        28,875         .23           28,875             --            --
Hyett Capital Ltd.(3) .....................       131,199        1.0           131,199             --            --
Talbiya B. Investments Ltd.(3) ............       104,632        0.8           104,632             --            --
Antra Holding Group Inc. ..................     2,100,000       16.5                --      2,100,000            13
All Officers and Directors
  (4 persons)..............................     3,084,101       20.4%        2,456,601        992,500           5.7%


------------------
  * Less than one percent.

(1) Includes shares subject to options not exercisable within sixty days and therefore not reflected in prior columns.


(2) Including the number of shares set forth in column A purchased at $4.00 per share after each person's name. Each person may be required by us to purchase additional shares at a price to be determined after this date. The shares listed in column B represent the projected maximum number of shares which may


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    be issued to each person. Column C represents shares which may be issued to each person subsequent to this date as an adjustment if the price of our common stock falls below a specified price. If additional shares are not purchased or the number of shares sold is less than the number of shares listed in column B the balance of these shares will be returned to us. If there is no adjustment or an adjustment for a fewer number of shares, the number of shares listed in column C, or the balance thereof, will be returned to us.



                                                                   A          B          C
Autostat Anstalt Schaan......................................   110,294     91,912    110,394
Balmore Funds S.A............................................   110,294     91,912    110,394
Nesher, Inc..................................................    17,647     14,706     17,647
Berkely Group Ltd............................................    35,294     29,412     35,294



(3) Includes, in the case of each person listed below, shares of our common stock to be issued pursuant to warrants and shares issued as fees with the financing referred to in footnote 2. The above also includes shares of our common stock listed in column B subject to warrants to be granted if we sell more shares to the investor listed in footnote 2. The shares listed in column C represent additional shares that will be issued if we sell more shares to these investors. If we do not sell additional shares, none of the shares referred to in column B and C will be issued.



                                                                   A          B          C
Balmore Funds S.A............................................   569,280    237,200         --
J. Hayut.....................................................    17,647      7,353      1,140
Hyett Capital Ltd............................................    91,068     37,945        643
Talbiya B. Investments Ltd...................................    85,534     18,973         --
Libra Finance S.A............................................    20,000         --        400
---------------------------------------------------------------------------------------------



     The above assumes all of the shares being offered will be sold. Because the selling stockholders may sell all, some or none of the Shares that he, she or it holds, the actual number of shares that will be held by the selling stockholders upon or prior to termination of this offering may vary.The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.


                              PLAN OF DISTRIBUTION


     Sales of the Shares may be made from time to time by the selling stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the over-the-counter market or foreign securities exchange, in privately negotiated transactions or otherwise or in a combination of transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:



     o a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;



     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and



     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.



     In connection with distributions of the Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell Shares short and deliver the Shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this prospectus.



     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.



     Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.



     Each of the selling shareholders has executed an agreement pursuant to which they confirm the method of distribution set forth herein, agree not to sell the shares if the registration statement is not current.



     We have advised the selling stockholders that during if at any time they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. The selling shareholders have acknowledged such advice by separate agreement and agree therein to comply with such regulation. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.



     It is anticipated that the selling stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the common stock.


                           DESCRIPTION OF SECURITIES

GENERAL


     We are authorized to issue 50,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 15, 1999 12,741,318 shares of common stock were outstanding (after giving effect to our five (5%) stock dividends.) No shares of preferred stock are currently outstanding.

COMMON STOCK


     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.



     In the event of our liquidation, dissolution or the winding up of our business, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights. There are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.


PREFERRED STOCK


     Our Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. Although we currently do not intend to issue any shares of preferred stock, there can be no assurance that we will not do so.


TRANSFER AGENT


     The transfer agent for the common stock is North American Transfer Co., 147 Merrick Road, Freeport, New York 11520.


                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, A Professional Corporation, New York, New York.

                                    EXPERTS


     Our financial statements as at December 31, 1997 and December 31, 1998 included in this prospectus, have been audited by Liebman Goldberg & Drogin LLP, independent certified public accountants as set forth in their report thereon appearing elsewhere herein. Such financial statements are included herein and in the registration statement in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.



                              OFFERING INFORMATION



     You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. However, individual sections of the prospectus are not complete and do not contain all of the information that you should consider before investing in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES


                                    CONTENTS


                                                                                      PAGE
                                                                                    --------
Independent Auditors' Report.....................................................     F-1
Financial Statements:
  Consolidated Balance Sheets....................................................     F-2
  Consolidated Statements of Operations..........................................     F-3
  Consolidated Statements of Stockholders' Deficit...............................     F-4
  Consolidated Statements of Cash Flows..........................................     F-5
  Notes to Consolidated Financial Statements.....................................   F-6--F-9

                         LIEBMAN GOLDBERG & DROGIN LLP
                          Certified Public Accountants
                         591 Stewart Avenue, Suite 450
                          Garden City, New York 11530
                                 -------------
                               Tel (516) 228-6600
                               Fax (516) 228-6664


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Teltran International Group, Ltd. and Subsidiaries


     We have audited the consolidated balance sheets of Teltran International Group, Ltd. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teltran International Group, Ltd. and Subsidiaries as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


February 22, 1999
Garden City, New York

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31,



                                                                                         1998            1997
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash............................................................................   $      5,389    $      3,646
  Accounts receivable.............................................................         94,296              --
  Deferred financing costs--net of amortization...................................         19,797              --
                                                                                     ------------    ------------
     Total current assets.........................................................        119,482           3,646
                                                                                     ------------    ------------
Other Assets:
  Goodwill--net of amortization...................................................         37,588          40,273
  Organization expense--net of amortization.......................................             98             218
                                                                                     ------------    ------------
     Total other assets...........................................................         37,686          40,491
                                                                                     ------------    ------------
     Total assets.................................................................   $    157,168    $     44,137
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Convertible debentures payable..................................................   $    180,488    $         --
  Loan payable....................................................................         50,000          50,000
  Due to factor...................................................................         65,193              --
  Accounts payable, accrued expenses and taxes payable............................        104,581          35,081
  Corporation taxes payable.......................................................            100             488
                                                                                     ------------    ------------
     Total current liabilities....................................................        400,362          85,569
                                                                                     ------------    ------------
Long-Term Liabilities:
  Notes payable...................................................................             --         250,000
  Loans payable--stockholders'....................................................          1,245          10,880
                                                                                     ------------    ------------
     Total long-term liabilities..................................................          1,245         260,880
                                                                                     ------------    ------------
     Total liabilities............................................................        401,607         346,449
                                                                                     ------------    ------------
Commitments and Contingencies
Stockholders' Deficit:
  Preferred stock, $.001 par value per share, 5,000,000 shares authorized and -0-
     shares issued and outstanding................................................
  Common stock, $.001 par value per share, 50,000,000 shares authorized and
     7,697,295 and 915,637 shares issued and outstanding in 1998 and 1997
     respectively.................................................................          7,697             916
  Additional paid in capital in excess of par value...............................      2,002,359       1,501,928
  Deficit.........................................................................     (2,254,495)     (1,805,156)
                                                                                     ------------    ------------
     Total stockholders' deficit                                                         (244,439)       (302,312)
                                                                                     ------------    ------------
     Total liabilities and stockholders' deficit..................................   $    157,168    $     44,137
                                                                                     ------------    ------------
                                                                                     ------------    ------------


                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,



                                                                                   1998         1997
                                                                                 ---------    ---------
Revenues:
  Sales.......................................................................   $ 535,197    $      --
Cost of Sales:
  Purchases...................................................................     244,832           --
                                                                                 ---------    ---------
Gross profit..................................................................     290,365           --
                                                                                 ---------    ---------

Expenses:
  Salaries....................................................................     143,356      371,379
  Outside services............................................................     271,850      112,032
  Professional fees...........................................................      49,531       21,274
  Fees--other.................................................................       9,384        1,003
  Payroll taxes...............................................................      14,878       28,386
  Leasing expense.............................................................      11,446           --
  Travel......................................................................      93,701       21,219
  Insurance...................................................................      28,863       33,573
  Rent........................................................................      48,834       36,532
  Office expense..............................................................       3,435      170,618
  Miscellaneous...............................................................       3,908        4,275
  Telephone...................................................................       6,088       27,369
  Amortization expense........................................................      24,083          120
                                                                                 ---------    ---------
     Total expenses...........................................................     709,357      827,780
                                                                                 ---------    ---------
Loss from operations..........................................................    (418,992)    (827,780)
Interest expense..............................................................      29,959           --
                                                                                 ---------    ---------
Loss before provision for income taxes........................................    (448,951)    (827,780)
Provision for income taxes....................................................         388          464
                                                                                 ---------    ---------
Net loss......................................................................   $(449,339)   $(828,244)
                                                                                 ---------    ---------
                                                                                 ---------    ---------
Net loss per share of common stock based upon 7,697,295 and 915,637 (weighted
  average) shares issued, respectively........................................   $   (0.06)   $   (0.90)
                                                                                 ---------    ---------
                                                                                 ---------    ---------


                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                  COMMON STOCK            CAPITAL
                                                             -----------------------    IN EXCESS OF
                                                               SHARES        AMOUNT      PAR VALUE         DEFICIT
                                                             -----------    --------    -------------    -----------
Balance--March 1, 1996....................................     5,145,491    $  5,145     $   588,550     $  (550,478)
  March, 1996 Teltran Merger..............................    10,000,000      10,000
  July, 1996 issuance of 3,166,667 shares.................     3,166,667       3,167         946,833
  Adjustment re: merger elimination entries...............                                                    31,273
  Net loss for the year...................................                                                  (457,707)
                                                             -----------    --------     -----------     -----------
Balance--January 1, 1997..................................    18,312,158      18,312       1,535,383        (976,912)
  Adjustment re: promissory note..........................                                   (50,851)
  Reverse stock split 1:20 - December 1, 1997.............   (17,396,521)    (17,396)         17,396
  Net loss for the year...................................                                                  (828,244)
                                                             -----------    --------     -----------     -----------
Balance--December 31, 1997................................       915,637         916       1,501,928      (1,805,156)
  Issuance of shares in consideration of joint venture
     termination..........................................     6,000,000       6,000         284,000              --
  Issuance of shares re: conversion of debt...............       281,658         281         116,931              --
  Issuance of shares re: payment of stockholder's loans...       500,000         500          99,500              --
  Net loss for the year...................................            --          --              --        (449,339)
                                                             -----------    --------     -----------     -----------
Balance--December 31, 1998................................     7,697,295    $  7,697     $ 2,002,359     $(2,254,495)
                                                             -----------    --------     -----------     -----------
                                                             -----------    --------     -----------     -----------


                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FOR THE YEARS ENDED DECEMBER 31,



                                                                                             1998         1997
                                                                                           ---------    ---------
Cash Flows from Operating Activities:
Net loss................................................................................   $(449,339)   $(828,244)
Adjustment to reconcile net loss to net cash (used in) operating activities:
  Amortization expense..................................................................      24,083          120
  (Increase) in accounts receivable.....................................................     (94,296)          --
  (Increase) in deferred financing costs................................................     (55,875)          --
  Cash advances from factor (net of repayments).........................................      65,193           --
  Increase in accounts payable and accrued expenses.....................................      69,112        5,613
                                                                                           ---------    ---------
     Net cash (used in) operating activities............................................    (441,122)    (822,511)
                                                                                           ---------    ---------
Cash Flows from Financing Activities:
  Issuance of convertible debentures....................................................     180,488           --
  Cash received from issuance of common stock...........................................          --      602,300
  Conversion of convertible debenture--stock issued.....................................     119,512           --
  (Decrease) in loan payable............................................................     (50,000)          --
  Proceeds from loan payable............................................................      50,000           --
  (Decrease) in notes payable...........................................................    (250,000)          --
  Decrease in loans payable--stockholders'..............................................     102,865           --
  Issuance of stock for notes payable...................................................     290,000           --
  Cash received as advances from investors..............................................          --      199,149
                                                                                           ---------    ---------
     Net cash provided by financing activities..........................................     442,865      801,449
                                                                                           ---------    ---------
Net increase (decrease) in cash.........................................................       1,743      (21,062)
Cash--January 1,........................................................................       3,646       24,708
                                                                                           ---------    ---------
Cash--December 31,......................................................................   $   5,389    $   3,646
                                                                                           ---------    ---------
                                                                                           ---------    ---------
Supplemental Disclosures:
  Income tax............................................................................   $     625    $     464
                                                                                           ---------    ---------
                                                                                           ---------    ---------
  Interest paid.........................................................................   $  29,959    $      --
                                                                                           ---------    ---------
                                                                                           ---------    ---------


                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998


NOTE 1--OPERATIONS:

  Nature of Business:

     Teltran International Group, Ltd. through its wholly owned Subsidiary Teltran International, Inc. (the "Company") provides services for state of the art telecommunications.


     Effective March 1, 1996, the shareholders of Teltran International Inc. ("the Subsidiary"), a Delaware corporation, completed a stock exchange with Spectratek Inc., a Utah corporation, whereby all the common shares of the subsidiary, were exchanged for 10,000,000 common shares of Spectratek, par value $.001. The 10,000,000 shares represented approximately 67% of the then total issued and outstanding 15,145,491 shares of Spectratek Inc.


     On October 6, 1997, Spectratek merged with Teltran International Group, Ltd., a newly formed Delaware corporation with the surviving entity.

     Except as otherwise indicated by the context, references to "the Company" refer to Teltran International Group, Ltd. and the subsidiary.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.

  Development Stage Activities and Operations:

     Prior to April 1998, the Company was a development stage activity. Since the Company now has continuing business revenues, comparative financial information does not include losses accumulated during the development stage period not part of the financial statement period.


     At December 31, 1998, the Company has a net operating loss carryforward of approximately $2,254,000 after limitations based on changes in ownership.


     Basic loss per share was computed by dividing the Company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amounts are antidilutive. The weighted average number of common shares used to calculate loss per common share during 1998 and 1997 was 7,697,295 and 915,637 respectively.


     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement established standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was retroactively applied to the 1997 loss per share but did not have any effect.


  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

  Fair Value of Financial Instruments:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents, accounts receivable and notes payable approximates fair value.

            TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                              DECEMBER 31, 1998


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  Impairment of Long-Lived Assets:

     The Company has not completed it's evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.


  Revenue Recognition:



     Telecommunication revenues from services provided are recognized and billed as services are performed.


  Major Customer:

     During the year ended December 31, 1998, approximately 70% of the company's revenue was from one customer. Also, 65% of accounts receivable are from this customer who also was factored.


  Goodwill:



     Goodwill is stated at cost and is amortized on a straight line basis over a life of 15 years. Amortization expense is $2,685, for the year ended
December 31, 1998.



  Stock Options:



     The Company recognizes compensation for stock options granted to employees in accordance with Accounting Principles Board Opinion No. 25.


NOTE 3--NOTES RECEIVABLE:

     In July 1996, the Company issued 3,166,667 shares of common stock to investors for the sum of $950,000. During the year ended December 31, 1996, the Company received $347,700 and the balance of $602,300 was received during the year ended December 31, 1997.

NOTE 4--DUE TO FACTOR:

     In June 1998, the Company entered into a factoring agreement; financing the accounts receivable of their major customers. At December 31, 1998, the outstanding balance due to the factor, represents approximately 70% of the customers' open balance. Advances from the factor totaled $509,036 (before customer repayments) from June, 1998 to December, 1998 and were used to pay operating expenses as well as vendor purchases. In February 1999, the Company terminated the factoring agreement and paid the outstanding balance in full.

NOTE 5--NOTES PAYABLE:

     In August 1998, the Company issued $300,000 of convertible debentures due August 14, 1999 to non-related parties. The debentures accrued interest at 10%. The debentures are convertible into the Company's stock at $1.25 or 70% of the lowest closing bid price of the common stock, 30 trading days preceding the conversion date. During the period August through December 1998, $119,512 of debentures were converted to 269,158 shares of common stock. In connection with the transaction, the Company issued 30,000 warrants to purchase 30,000 shares of common stock at $1.25 per share. Financing costs of this transaction were deferred, and are being amortized to the convertible debentures maturity date.


     Prior to 1998, the Company received a loan in the amount of $50,000. During 1998, this loan was renegotiated and terms were extended. The loan is due upon notification from the maker or upon the anniversary date of the renegotiation.


     In November 1997, the Company entered into a joint venture agreement with a group of unrelated foreign investors which provided for their participation of future profits of the Company in return for cancellation of

            TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                               DECEMBER 31, 1998


NOTE 5--NOTES PAYABLE:--(CONTINUED)

indebtedness. In June 1998, the Company issued on aggregate of 6,000,000 shares to these investors in consideration of the termination of the joint venture.

NOTE 6--STOCKHOLDERS' DEFICIT:

     During the period August 1998 to December 31, 1998, the Company issued 269,158 shares of its common stock upon the conversion of $119,512 of the debentures referred to in Note 5.

     The Company also issued 500,000 shares of its common stock to related parties of an officer and an officer as repayment of $100,000 advanced to the Company during the year.


     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement established standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was retroactively applied to the 1997 loss per share but did not have any effect.


     Upon completion of the reincorporation on October 6, 1997, the Company's capitalization consisted of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. On December 1, 1997, the shareholders approved a reverse one for twenty common stock split.

NOTE 7--COMMITMENTS AND CONTINGENCIES:


      The Company was a development stage company and had no significant revenues and limited financing during the first three months of 1998. Additionally, the Company, as shown in the accompanying consolidated financial statements, has an accumulated deficit of $2,254,495 at December 31, 1998 and incurred a net loss of $449,339 during the year ended December 31, 1998. Subsequent to June 30, 1998, the Company is no longer a development stage company since revenues are continuing.


     The Company rents its facility under a lease agreement through August 31, 2003.


     Future minimum lease payments under these agreements for the years ended December 31, are as follows:


1999....................................................................   $ 90,500
2000....................................................................     90,500
2001....................................................................     90,500
2002....................................................................     98,644
2003....................................................................     98,644
                                                                           --------
                                                                           $468,788
                                                                           --------
                                                                           --------

     Rent expense for the years ended December 31, 1998 and 1997 was $48,834 and $36,532, respectively.

NOTE 8--STOCK COMPENSATION PLAN:


     During the year ended December 31, 1998, the company granted 1,180,000 stock options, with a life of 10 years, to certain officers/directors, employees and non-employees that may be exercised at prices ranging from $.375 to $5.00 per share. Subsequent to December 31, 1998, the Company pursuant to the plan, granted 795,000 additional stock options, also with a 10 year life, to certain employees and non-employees that may be exercised at a price of $.59 per share. These options vested immediately upon the date of issuance.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                               DECEMBER 31, 1998


NOTE 8--STOCK COMPENSATION PLAN:--(CONTINUED)

     The following table summarizes certain information relative to stock options:


                                                                                        WEIGHTED AVERAGE
INCENTIVE STOCK OPTIONS                                                     SHARES      EXERCISE PRICE
-----------------------                                                    ---------    ----------------
Granted.................................................................   1,180,000         $ 1.69
Exercised...............................................................           0             --
                                                                           ---------
Outstanding--December 31, 1997..........................................           0             --
Expired/cancelled.......................................................           0             --
Granted.................................................................           0             --
                                                                           ---------
Outstanding--December 31, 1998..........................................   1,180,000           1.69
                                                                           ---------
                                                                           ---------
Exercisable--December 31, 1998..........................................     497,500           1.69
                                                                           ---------
                                                                           ---------


NOTE 9--SUBSEQUENT EVENT:

     In January 1999, the Company issued $550,000 principal amount of convertible debentures due to non-related parties. The debentures accrue interest at 10%, and are convertible into the Company's common stock at prices related to market. Subsequent to the issuance of the debentures, all the debentures were converted into shares.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES

                                    CONTENTS



                                                                                                          PAGE
                                                                                                         -------
Accountants' Compilation Report.......................................................................     F-1
Financial Statements:
  Consolidated Balance Sheets at March 31, 1999 and 1998..............................................     F-2
  Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998............     F-3
  Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1999 and 1998...    F-4
  Consolidated Statements of Cash Flows for three months ended March 31, 1999 and 1998................     F-5
  Notes to Consolidated Financial Statements..........................................................   F-6--F-8

                         LIEBMAN GOLDBERG & DROGIN LLP
                          Certified Public Accountants
                         591 Stewart Avenue, Suite 450
                          Garden City, New York 11530
                                 -------------
                               Tel (516) 228-6600
                               Fax (516) 228-6664



The Board of Directors
Teltran International Group, Ltd. and Subsidiaries



     We have compiled the accompanying consolidated balance sheets of Teltran International Group, Ltd. and Subsidiaries as of March 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the three months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.



     A compilation is limited to presenting in the form of financial statements, information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.



May 19, 1999
Garden City, New York

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   MARCH 31



                                                                                          1999           1998
                                                                                       -----------    -----------
                                       ASSETS
Current Assets:
  Cash..............................................................................   $   172,644    $     3,604
  Accounts receivable...............................................................        53,603         23,908
  Prepaid expenses..................................................................         4,982         14,666
                                                                                       -----------    -----------
     Total current assets...........................................................       231,229         42,178
                                                                                       -----------    -----------
Other Assets:
  Goodwill--net of amortization.....................................................        36,917         40,273
  Organization expense--net of amortization.........................................            68            188
                                                                                       -----------    -----------
     Total other assets.............................................................        36,985         40,461
                                                                                       -----------    -----------
     Total assets...................................................................   $   268,214    $    82,639
                                                                                       -----------    -----------
                                                                                       -----------    -----------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Loan payable......................................................................   $    50,000    $    50,000
  Accounts payable, accrued expenses and taxes payable..............................       105,440         76,845
  Customer deposits.................................................................            --         12,432
  Corporation taxes payable.........................................................            --            876
                                                                                       -----------    -----------
     Total current liabilities......................................................       155,440        140,153
                                                                                       -----------    -----------
Long-Term Liabilities:
  Loan payable......................................................................            --        290,000
  Loans payable--stockholders'......................................................         1,245         69,641
                                                                                       -----------    -----------
     Total long-term liabilities....................................................         1,245        359,641
                                                                                       -----------    -----------
     Total liabilities..............................................................       156,685        499,794
                                                                                       -----------    -----------
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, $.001 par value per share, 5,000,000 shares authorized and -0- shares issued and outstanding
  Common stock, $.001 par value per share, 50,000,000 shares authorized and
     9,679,828 and 915,637 shares issued and outstanding, respectively..............         9,679            916
  Additional paid in capital in excess of par value.................................     2,775,133      1,501,928
  Deficit...........................................................................    (2,673,283)    (1,919,999)
                                                                                       -----------    -----------
     Total stockholders' equity (deficit)...........................................       111,529       (417,155)
                                                                                       -----------    -----------
     Total liabilities and stockholders' equity.....................................   $   268,214    $    82,639
                                                                                       -----------    -----------
                                                                                       -----------    -----------



                 See accountants' compilation report and notes.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE THREE MONTHS ENDED MARCH 31,



                                                                                             1999         1998
                                                                                           ---------    ---------
Revenues:
  Sales.................................................................................   $  83,459    $  39,976
  Miscellaneous.........................................................................          --        1,714
                                                                                           ---------    ---------
                                                                                              83,459       41,690
Cost of Sales:
  Purchases.............................................................................     122,311           --
                                                                                           ---------    ---------
Gross profit............................................................................     (38,852)      41,690
                                                                                           ---------    ---------
Expenses:
  Salaries..............................................................................     113,301           --
  Outside services......................................................................      31,770       77,605
  Professional fees.....................................................................      31,960        4,000
  Fees--other...........................................................................      63,488           --
  Payroll taxes.........................................................................      10,310           --
  Leasing expense.......................................................................       4,780           --
  Travel................................................................................      18,641        7,759
  Insurance.............................................................................      13,009        7,190
  Rent..................................................................................      46,350        3,398
  Office.expense........................................................................       1,502        5,510
  Miscellaneous.........................................................................         599           --
  Telephone.............................................................................       6,483       50,683
  Contributions.........................................................................       1,000           --
  Amortization expense..................................................................      20,498           --
                                                                                           ---------    ---------
     Total expenses.....................................................................     363,691      156,145
                                                                                           ---------    ---------
Loss from operations....................................................................    (402,543)    (114,455)
  Interest expense......................................................................      15,465           --
                                                                                           ---------    ---------
Loss before provision for income taxes..................................................    (418,008)    (114,455)
Provision for income taxes..............................................................         780          388
                                                                                           ---------    ---------
Net loss................................................................................   $(418,788)   $(114,843)
                                                                                           ---------    ---------
                                                                                           ---------    ---------
Net loss per share of common stock based upon 8,955,146 and 915,637 (weighted average)
  shares issued.........................................................................   $   (0.05)   $   (0.13)
                                                                                           ---------    ---------
                                                                                           ---------    ---------



                 See accountants' compilation report and notes

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE THREE MONTHS ENDED MARCH 31, 1999 and 1998



                                                                    COMMON STOCK          CAPITAL
                                                                 -------------------    IN EXCESS OF
                                                                  ]SHARES     AMOUNT     PAR VALUE        DEFICIT
                                                                 ---------    ------    ------------    -----------
Balance--January 1, 1998......................................     915,637    $ 916      $1,501,928     $(1,805,156)
Net loss for the period.......................................          --       --              --        (114,843)
                                                                 ---------    ------     ----------     -----------
Balance--March 31, 1998.......................................     915,637    $ 916      $1,501,928     $(1,919,999)
                                                                 ---------    ------     ----------     -----------
                                                                 ---------    ------     ----------     -----------
Balance--January 1, 1999......................................   7,697,295   $7,697      $2,002,359     $(2,254,495)
Issuance of shares re: conversion of debt.....................   1,835,033    1,835         674,484              --
Issuance of shares re: warrants...............................     147,500      147          98,290              --
Net loss for the period.......................................          --       --              --        (418,788)
                                                                 ---------    ------     ----------     -----------
Balance--March 31, 1999.......................................   9,679,828    $9,679     $2,775,133     $(2,673,283)
                                                                 ---------    ------     ----------     -----------
                                                                 ---------    ------     ----------     -----------



                 See accountants' compilation report and notes.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31,



                                                                                             1999         1998
                                                                                           ---------    ---------
Cash Flows from Operating Activities:
Net loss................................................................................   $(418,788)   $(114,843)
Adjustment to reconcile net loss to net cash (used in) operating activities:
  Amortization expense..................................................................      20,498           30
  Decrease (increase) in accounts receivable............................................      40,693      (23,908)
  (Increase) in prepaid expenses........................................................      (4,982)     (14,666)
  Cash advances from factor (net of repayments).........................................     (65,193)          --
  Increase in customer deposits.........................................................          --       12,432
  Increase in accounts payable, accrued expenses and taxes payable......................         759       42,152
                                                                                           ---------    ---------
     Net cash (used in) operating activities............................................    (427,013)     (98,803)
                                                                                           ---------    ---------
Cash Flows from Investing Activities:
  Loans from stockholders and others....................................................          --       58,761
                                                                                           ---------    ---------
Cash Flows from Financing Activities:
  (Decrease) of convertible debentures payable..........................................    (180,488)          --
  Conversion of convertible debenture--stock issued.....................................     550,000           --
  (Decrease) in notes payable...........................................................    (550,000)          --
  Cash received as advances from investors..............................................     774,756       40,000
                                                                                           ---------    ---------
     Net cash provided by financing activities..........................................     594,268       40,000
                                                                                           ---------    ---------
Net increase (decrease) in cash.........................................................     167,255          (42)
Cash--January 1,........................................................................       5,389        3,646
                                                                                           ---------    ---------
Cash--March 31,.........................................................................   $ 172,644    $   3,604
                                                                                           ---------    ---------
                                                                                           ---------    ---------
Supplemental Disclosures:
  Income tax............................................................................          --           --
                                                                                           ---------    ---------
                                                                                           ---------    ---------
  Interest paid.........................................................................   $     749           --
                                                                                           ---------    ---------
                                                                                           ---------    ---------



                 See accountants' compilation report and notes.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999



NOTE 1--OPERATIONS



  Nature of Business



     Teltran International Group, Ltd. through its wholly owned Subsidiary Teltran International, Inc. (the "Company") provides services for state of the art telecommunications.



     Effective May 1, 1996, the shareholders of Teltran International Inc. ("the Subsidiary"), a Delaware corporation, completed a stock exchange with Spectratek Inc., a Utah corporation, whereby all the common shares of the subsidiary, were exchanged for 10,000,000 common shares of Spectratek, par value $.001. The 10,000,000 shares represented approximately 67% of the then total issued and outstanding 15,145,491 shares of Spectratek Inc.



     On October 6, 1997, Spectratek merged with Teltran International Group, Ltd., a newly formed Delaware corporation, with the surviving entity.



     Except as otherwise indicated by the context, references to "the Company" refer to Teltran International Group, Ltd. and the subsidiary.



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Principles of Consolidation



     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.



  Development Stage Activities and Operations



     At March 31, 1999, the Company has a net operating loss carryforward of approximately $2,673,000 after limitations based on changes in ownership.



     Basic loss per share was computed by dividing the Company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amounts are antidilutive. The weighted average number of common shares used to calculate loss per common share during this period was 8,995,146 and 915,637, respectively.



     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement established standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the fact of the income statement.



  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.



  Fair Value of Financial Instruments



     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents, accounts receivable and notes payable approximates fair value.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



                                 MARCH 31, 1999



NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


  Impairment of Long-Lived Assets



     The Company has not completed it's evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.



  Revenue Recognition

        Telecommunications revenues from services provided are recognized and billed as services performed.



  Major Customer



        During the period ended March 31, 1999, approximately 70% of the company's revenue was from one customer. Also, 97% of accounts receivable are from the same customer.


  Goodwill

        Goodwill is stated at cost and is amortized on a straight line basis over a life of 15 years. Amortization expense is $671 for the period ended March 31, 1999.

  Stock Options

        The Company recognizes compensation for stock options granted to employees in accordance with Accounting Principles Board Opinion No. 25




NOTE 3--NOTES RECEIVABLE



     In July 1996, the Company issued 3,166,667 shares of common stock to investors for the sum of $950,000. During the year ended December 31, 1996, the Company received $347,700 and the balance of $602,300 was received during the year ended December 31, 1997.



NOTE 4--DUE TO FACTOR



     In June 1998, the Company entered into a factoring agreement; financing the accounts receivable of their major customers. In February 1999, the Company terminated the factoring agreement and paid the outstanding balance in full.



NOTE 5--NOTES PAYABLE



     In January 1999, the Company issued $550,000 of convertible debentures due January 14, 2000 to non-related parties. Interest at 10% was forgiven. Shortly thereafter, all the debentures were converted to 1,104,444 shares of the Company's common stock. Financing costs related to these debentures were expensed.



     In August 1998, the Company issued $300,000 of convertible debentures due August 14, 1999 to non-related parties. The debentures accrued interest at 10%. The debentures are convertible into the Company's stock at $1.25 or 70% of the lowest closing bid price of the common stock, 30 trading days preceding the conversion date. During the period August through December 1998, $119,512 of debentures were converted to 269,158 shares of common stock. In connection with the transaction, the Company issued 30,000 warrants to purchase 30,000 shares of common stock at $1.25 per share. Financing costs of this transaction have been fully amortized as the convertible debentures were fully converted to 999,747 shares of common stock at March 31, 1999 (including prior conversion).



     Prior to 1998, the Company received a loan in the amount of $50,000. During 1998, this loan was renegotiated and terms were extended. The loan is due upon notification from the maker or upon the anniversary date of the renegotiation.



     In November 1997, the Company entered into a joint venture agreement with a group of unrelated foreign investors which provided for their participation of future profits of the Company in return for cancellation of indebtedness. In June 1998, the Company issued an aggregate of 6,000,000 shares to these investors in consideration of the termination of the joint venture.



NOTE 6--COMMITMENTS AND CONTINGENCIES



     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern. The Company was a development stage company and had no significant revenues and limited financing during the first three months of 1998. Additionally, the Company, as shown in the accompanying consolidated financial statements, has an accumulated deficit of $2,673,283 at March 31, 1999 and incurred a net loss of $418,788 during the period ended March 31, 1999. Subsequent to June 30, 1998, the Company is no longer a development stage company since revenues are continuing.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



                                 MARCH 31, 1999



NOTE 6--COMMITMENTS AND CONTINGENCIES--(CONTINUED)


     The Company rents its facility under a lease agreement through August 31, 2003.



     Future minimum lease payments under these agreements for the years ended December 31, are as follows:



2000..........................................................   $ 90,500
2001..........................................................     90,500
2002..........................................................     98,644
2003..........................................................     98,644
                                                                 --------
                                                                 $378,288
                                                                 --------
                                                                 --------



NOTE 7--STOCK COMPENSATION PLAN



     During the year December 31, 1998, the company granted 1,180,000 stock options, with a life of 10 years, to certain officers/directors, employees and non-employees that may be exercised at prices ranging from $.375 to $5.00 per share. Subsequent to December 31, 1998, the Company pursuant to the plan, granted 795,000 additional stock options, also with a 10 year life, to certain employees and non-employees that may be exercised at a price of $.59 per share. These options vested immediately upon the date of issuance.



     The following table summarizes certain information relative to stock options:



                                                                    WEIGHTED AVERAGE
INCENTIVE STOCK OPTIONS                                 SHARES      EXERCISE PRICE
----------------------------------------------------   ---------    ----------------
Granted.............................................   1,180,000         $ 1.69
Exercised...........................................           0             --
                                                       ---------
Outstanding--December 31, 1997......................           0             --
Expired/canceled....................................           0             --
Granted.............................................           0             --
                                                       ---------
Outstanding--December 31, 1998......................   1,180,000           1.69
                                                       ---------
                                                       ---------
Exercisable--December 31, 1998......................     497,500           1.69
                                                       ---------
                                                       ---------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Article Sixth of the Certificate of Incorporation of the Company provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Sixth of the Certificate of Incorporation of the Company also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to
(1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee amounts set forth below are estimates:



SEC registration fee.........................................
Printing and engraving expenses..............................
Legal fees...................................................       *
Accounting fees..............................................
Miscellaneous expenses.......................................
                                                                ---------
                                                                $
                                                                ---------
                                                                ---------



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



     The following sets forth information relating to all unregistered securities of the Company sold by it since December 31, 1995. All share numbers have been adjusted retroactively to reflect a 1 for 20 reverse stock split on December 31, 1997.



     On May 1, 1996, the Company issued an aggregate of 500,000 shares of Common Stock to the stockholders of International in exchange for all of the outstanding capital stock of International.



     In June 1996 the Company issued 158,333 shares of its common stock in accordance with Regulation 504 of the Securities Act of 1933 for approximately $950,000.



     In September, 1998 the Company issued 500,000 to an affiliate of Byron Lerner and an officer and director in satisfaction of indebtedness of $100,000. The Company believes the issuance of such shares is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.



     In May 1998 the Company issued 6,000,000 shares of its common stock to twenty unaffiliated entities which collectively had the right to participate in the Company's future earnings pursuant to agreement. These investors acquired the shares for investment. The Company believes the issuance of such shares is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.



     In July and January the Company issued its convertible notes in the aggregate principal amount of $850,000 to several foreign investors in a transaction exempt pursuant to Rule 504. In connection with the transaction the Company issued warrants to purchase an aggregate of 137,500 shares of its Common Stock various persons. All of the notes have been converted and all shares issued. Warrants were also issued pursuant to Rule 504 to acquire 137,500 shares of the Company have been exercised. In April 1999, the Company issued 2,000,000 shares of common stock to Antra Holding Group Inc. in exchange for 2,000,000 shares of that corporation's shares. The

Company believes that the transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2).



     In June 1999 the Company issued 316,499 shares of its common stock to several investors pursuant to a transaction exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933.



ITEM 27. EXHIBITS



EXHIBIT
  NO.       DESCRIPTION*
-------     ------------
 3.1         --   Certificate of Incorporation*
 3.2         --   Certificate of Ownership and Merger of Spectratek Incorporation by Teltran International Group,
                  Ltd.*
 3.3         --   Amendment to Certificate of Incorporation*
 4.          --   By-Laws(a)
 5.1         --   Opinion of Parker Duryee Rosoff & Haft(b)
10.1         --   1998 Stock Option Plan*
10.2         --   Employment Agreement between Byron Lerner and Registrant*
10.2(a)      --   Employment Agreement between James Tubbs and Registrant(a)
10.3         --   USA Interconnectivity and Support Agreement dated October 12, 1999*
10.4         --   USA Intellectual Property License Agreement dated October 12, 1999 between OzEmail and Registrant*
10.5         --   Telecommunication Services Agreement dated October 15, 1998 between ozEmail and Registrant*
10.6         --   Extension and Modification of OzEmail Agreement
10.7         --   Subscription Agreement dated June 10, 1999
10.8         --   Memorandum Agreement dated as of between Registrant and Antra Holding Group Inc.
21.1         --   Subsidiary List*
23           --   Consent of Leibman Goldberg & Drogin LLP
23.1         --   Consent of Parker Duryee Rosoff & Haft
27           --   Selected Financial Data Schedule*


* Previously filed with the Company's Form 10-SB on March 24, 1999


(a) Filed amendment to the Company's Form 10-SB



(b) Filed with Company's Amendment 1 to its Form SB-2



ITEM 28. UNDERTAKINGS



     Registrant hereby undertakes:



     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NEW
YORK, STATE OF NEW YORK, ON THE     DAY OF JULY, 1999.



                                          TELTRAN INTERNATIONAL GROUP, INC.



                                          By:          /s/ BYRON LERNER
                                              ----------------------------------
                                                        Byron Lerner
                                                  Chief Executive Officer



     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:



                SIGNATURE                                        TITLE                              DATE
                ---------                                        -----                              ----
             /s/ BYRON LERNER               Chairman of the Board, Chief Executive Officer,      July 14, 1999
------------------------------------------  Director (Principal Executive, Financial and
               Byron Lerner                 Accounting Officer)

             /s/ JAMES TUBBS                Director                                             July 14, 1999
------------------------------------------
               James Tubbs

            /s/ MARTIN MILLER               Director                                             July 14, 1999
------------------------------------------
              Martin Miller

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Teltran International Group, Ltd.



We hereby consent to the use in the Registration Statement on Form SB-2 of our report dated February 22, 1999, relating to the audited financial statements of Teltran International Group, Ltd. and any reference to our firm under the caption "Experts" in the Registration Statement.



                                          LIEBMAN GOLDBERG & DROGIN LLP



JULY 12, 1999
GARDEN CITY, NY